Exhibit 99.1

News Release

LOCKHEED MARTIN REPORTS FOURTH QUARTER
AND FULL YEAR 2012 RESULTS

•	Net sales of $12.1 billion for fourth quarter 2012 and $47.2 billion for 2012
•	Net earnings from continuing operations of $569 million, or $1.73 per diluted share, for fourth quarter 2012 and $2.7 billion, or $8.36 per diluted share, for 2012
•	Cash from operations of $1.6 billion for 2012 after pension contributions of $3.6 billion, including discretionary contributions of $2.5 billion in the fourth quarter
•	Record backlog at end of 2012 of $82.3 billion
•	Provides 2013 financial outlook including earnings per share of $8.80 to $9.10

BETHESDA, Md., Jan. 24, 2013 – Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2012 net sales of $12.1 billion compared to $12.2 billion in the fourth quarter of 2011. Net earnings from continuing operations in the fourth quarter of 2012 were $569 million, or $1.73 per diluted share, compared to $698 million, or $2.14 per diluted share, in the fourth quarter of 2011. Cash used for operations in the fourth quarter of 2012 was ($1.3) billion after discretionary pension contributions of $2.5 billion, compared to cash from operations of $1.1 billion after discretionary pension contributions of $1.0 billion in the fourth quarter of 2011.

Fourth quarter 2012 net earnings from continuing operations included a non-cash FAS/CAS pension adjustment of $208 million, which reduced net earnings by $128 million, or $0.39 per diluted share; an increase in income tax expense from reduced U.S. manufacturing deductions primarily due to the Corporation’s discretionary pension contributions in the fourth quarter of 2012, which reduced net earnings by $59 million, or $0.18 per diluted share; and a special charge of $25 million related to workforce reductions at the Corporation’s Aeronautics business segment, which reduced net earnings by $16 million, or $0.05 per diluted share. Fourth quarter 2011 net earnings from continuing operations included a non-cash FAS/CAS pension adjustment of $230 million, which reduced net earnings by $142 million, or $0.43 per diluted share, and $46 million of premiums paid for the early retirement of debt in the fourth quarter of 2011, which reduced net earnings by $28 million, or $0.09 per diluted share.

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Net sales for 2012 were $47.2 billion compared to $46.5 billion in 2011. Net earnings from continuing operations in 2012 were $2.75 billion, or $8.36 per diluted share, compared to $2.67 billion, or $7.85 per diluted share, during 2011. Cash from operations for 2012 was $1.6 billion after pension contributions of $3.6 billion, which included $2.5 billion of discretionary contributions in the fourth quarter, compared to cash from operations for 2011 of $4.3 billion after pension contributions of $2.3 billion in 2011, which included $1.0 billion of discretionary contributions in the fourth quarter.

Net earnings from continuing operations for 2012 included a non-cash FAS/CAS pension adjustment of $830 million, which reduced net earnings by $513 million, or $1.56 per diluted share; an increase in income tax expense from reduced U.S. manufacturing deductions primarily due to the Corporation’s discretionary pension contributions in the fourth quarter of 2012, which reduced net earnings by $59 million, or $0.18 per diluted share; and special charges of $48 million related to workforce reductions at the Corporation’s Aeronautics and former Electronic Systems business segments, which reduced net earnings by $31 million, or $0.09 per diluted share. Net earnings from continuing operations in 2011 included a non-cash FAS/CAS pension adjustment of $922 million, which reduced net earnings by $569 million, or $1.68 per diluted share, $48 million of premiums paid for the early retirement of debt in the fourth quarter of 2011, which reduced net earnings by $30 million, or $0.09 per diluted share, and a reduction to income tax expense of $89 million, or $0.26 per diluted share, related to the U.S. Congressional Joint Committee on Taxation completing its review of Internal Revenue Service resolution of adjustments for the years 2003 through 2008.

“Our dedicated team, broad portfolio, focus on program execution and proactive cost reduction efforts resulted in record performance and backlog in 2012,” said Lockheed Martin Chief Executive Officer and President Marillyn Hewson.  “While we still face the uncertainty of sequestration, we remain focused on delivering innovative solutions, meeting our commitments to customers and returning value to our shareholders.”

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Summary Financial Results

The following table presents the Corporation’s summary financial results prepared in accordance with generally accepted accounting principles (GAAP):

(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2012	2011	2012	2011
Net sales	$12,099	$12,211	$47,182	$46,499

Business segment operating profit	$1,339	$1,404	$5,583	$5,281
Unallocated expenses, net[1,2]	(253)	(298)	(1,101)	(1,125)
Special items – severance charges[3]	(25)	-	(48)	(136)
Consolidated operating profit[2]	$1,061	$1,106	$4,434	$4,020

Net earnings (loss) from
Continuing operations	$569	$698	$2,745	$2,667
Discontinued operations[4]	-	(15)	-	(12)
Net earnings	$569	$683	$2,745	$2,655

Diluted earnings (loss) per share from
Continuing operations	$1.73	$2.14	$8.36	$7.85
Discontinued operations[4]	-	(.05)	-	(.04)
Diluted earnings per share	$1.73	$2.09	$8.36	$7.81

Cash from operations[5]	$(1,315)	$1,088	$1,561	$4,253

[1]  Includes non-cash FAS/CAS pension adjustment, which represents the difference between pension expense calculated in accordance with GAAP and pension costs calculated and funded in accordance with U.S. Government Cost Accounting Standards (CAS).

[2] Gains and losses on investments used to fund the Corporation’s deferred compensation plan liabilities have been reclassified from “other non-operating (expense) income, net” to “unallocated expenses, net” for all periods presented in order to align the classification of changes in the market value of investments held for the plan with changes in the value of the corresponding plan liabilities. Net gains on these investments were $4 million and $67 million for the quarter and year ended Dec. 31, 2012, respectively, and $24 million and $40 million for the quarter and year ended Dec. 31, 2011, respectively. For additional information on the reclassification, refer to the tables attached to this earnings release, which display the quarterly and annual impact for 2012 and 2011.

[3]  Severance charges for 2012 consist of amounts associated with the elimination of certain positions at the Aeronautics business segment in the fourth quarter and the former Electronic Systems business segment in the third quarter. For 2011, severance charges consisted of amounts related to the elimination of certain positions at various business segments and Corporate Headquarters. Severance charges for initiatives that are not significant are included in business segment operating profit.

[4] Discontinued operations in 2011 include the operating results of Savi Technology, Inc. and also Pacific Architects and Engineers, Inc. through the date of its sale on April 4, 2011. Amounts related to discontinued operations in 2012 were not significant and, accordingly, were included in consolidated operating profit.

[5] The Corporation made contributions to its pension trust of $2.5 billion and $3.6 billion during the quarter and year ended Dec. 31, 2012, respectively. During the quarter and year ended Dec. 31, 2011, the Corporation made contributions to its pension trust of $1.0 billion and $2.3 billion, respectively.

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2013 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, joint ventures, changes in tax laws, or special items until such transactions have been consummated or enacted. Refer to the “Disclosure Regarding Forward-Looking Statements” section contained in this press release.

The Corporation’s outlook for 2013 is premised on the assumption that sequestration does not occur, that the U.S. Government continues to support and fund the Corporation's programs, which is consistent with the continuing resolution funding measure through March 2013, and that Congress approves defense budget legislation for government fiscal year 2013 at a level consistent with the President’s proposed defense budget for the second half of the U.S. Government’s fiscal year 2013.

(in millions, except per share data)

Net sales	$44,500 - $46,000

Business segment operating profit	$5,175 - $5,325
Unallocated expenses, net[1]	~ (825)
Consolidated operating profit	$4,350 - $4,500

Diluted earnings per share from continuing operations[2]	$8.80 - $9.10

Cash from operations[3]	≥ $4,000

[1] Includes non-cash FAS/CAS pension adjustment of ($485) million, which was calculated using a 4.0 percent discount rate, an expected long-term rate of return on plan assets of 8.0 percent, and anticipated cash contributions of approximately $1.5 billion in 2013.

[2] On Jan. 2, 2013, the President signed legislation that retroactively extended the research and development (R&D) tax credit for two years, from Jan. 1, 2012 through Dec. 31, 2013.  The Corporation expects to recognize a total benefit of approximately $75 million, or $0.23 per diluted share, related to this R&D tax credit in 2013. Of this total, the Corporation expects to recognize approximately $45 million, or $0.14 per diluted share, during the first quarter of 2013, which reflects the entire benefit of the R&D tax credit attributable to 2012 plus the benefit of the R&D tax credit attributable to the first quarter of 2013. The Corporation will record the remainder of the R&D tax credit benefit over subsequent quarters in 2013.

[3] Includes anticipated contributions of $1.5 billion to the Corporation’s pension trust, which it also anticipates recovering as CAS costs in 2013.

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Cash Deployment Activities

The Corporation deployed cash in 2012 by:

•	making contributions to its pension trust of $2.5 billion in the fourth quarter and $3.6 billion during the year;
•	paying cash dividends of $373 million in the fourth quarter, after increasing the quarterly dividend in the fourth quarter by 15 percent, and $1.4 billion during the year;
•	repurchasing 3.1 million shares for $286 million in the fourth quarter and 11.3 million shares for $1.0 billion during the year; and
•	making capital expenditures of $428 million in the fourth quarter and $942 million during the year.

On Dec. 14, 2012, the Corporation issued $1.3 billion of senior unsecured notes (New Notes) with a fixed interest rate of 4.07% maturing in Dec. 2042 in exchange for outstanding notes totaling $1.2 billion with interest rates ranging from 5.50% to 8.50% maturing in 2023 to 2040. In connection with the exchange, the Corporation paid a premium of $393 million, of which $225 million was paid in cash and $168 million was in the form of New Notes. The premium will be amortized as additional interest expense over the term of the New Notes.

Segment Results

Effective Dec. 31, 2012, the Corporation operates in five business segments: Aeronautics; Information Systems & Global Solutions (IS&GS); Missiles and Fire Control (MFC); Mission Systems and Training (MST); and Space Systems.  This structure reflects the reorganization of the Corporation’s former Electronic Systems business segment into the new MFC and MST business segments in order to streamline its operations and enhance customer alignment. In connection with this reorganization, the former Electronic Systems corporate management layer was eliminated, and the former Global Training and Logistics business was split between the two new business segments.  In addition, the business reporting relationships for Sandia Corporation, which manages the Sandia National Laboratories for the U.S. Government, and the U.K. Atomic Weapons Establishment (AWE) joint venture were transferred from the former Electronic Systems business segment to the Space Systems business segment. The amounts, discussion, and presentation of the Corporation’s business segments as set forth in this release reflect this reorganization.

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Operating profit for the business segments includes equity earnings or losses from investees because the operating activities of the investees are closely aligned with the operations of those segments. The Corporation’s equity investments primarily include United Launch Alliance (ULA), United Space Alliance (USA), and AWE, all of which are part of Space Systems.

The following table presents summary financial results of the five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2012	2011	2012	2011
Net sales
Aeronautics	$4,141	$3,855	$14,953	$14,362
Information Systems & Global Solutions	2,201	2,548	8,846	9,381
Missiles and Fire Control	1,897	1,826	7,457	7,463
Mission Systems and Training	1,860	1,858	7,579	7,132
Space Systems	2,000	2,124	8,347	8,161
Net sales	$12,099	$12,211	$47,182	$46,499

Operating profit
Aeronautics	$445	$461	$1,699	$1,630
Information Systems & Global Solutions	203	254	808	874
Missiles and Fire Control	272	231	1,256	1,069
Mission Systems and Training	187	171	737	645
Space Systems	232	287	1,083	1,063
Business segment operating profit	1,339	1,404	5,583	5,281
Unallocated expenses, net	(253)	(298)	(1,101)	(1,125)
Special items – severance charges	(25)	-	(48)	(136)
Consolidated operating profit	$1,061	$1,106	$4,434	$4,020

In the discussion of comparative segment results, changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in segment operating profit based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment operating profit may be impacted by changes in estimated profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the estimated profit booking rates, typically referred to as

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risk retirements, usually relate to revisions in the total estimated costs at completion that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated costs at completion and a reduction of the estimated profit booking rate. Increases or decreases in estimated profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit may also be impacted, favorably or unfavorably, by other matters such as the resolution of contractual matters, reserves for disputes, asset impairments, and insurance recoveries, among others. Segment operating profit and items such as risk retirements, reductions of profit booking rates, or other matters are presented net of state income taxes.

The Corporation’s consolidated net adjustments not related to volume, including net profit rate adjustments and other matters, represented approximately 27 percent and 34 percent of total segment operating profit for the quarter and year ended Dec. 31, 2012, respectively, and approximately 29 percent and 30 percent of total segment operating profit for the quarter and year ended Dec. 31, 2011.

Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2012	2011	2012	2011
Net sales	$4,141	$3,855	$14,953	$14,362
Operating profit	$445	$461	$1,699	$1,630
Operating margins	10.7%	12.0%	11.4%	11.3%

Aeronautics’ net sales for the quarter ended Dec. 31, 2012 increased $286 million, or 7 percent, compared to the same period in 2011. The increase was attributable to higher net sales of approximately $165 million from C-5 programs due to higher aircraft deliveries (two C-5M aircraft delivered in the fourth quarter of 2012 compared to none during the same 2011 period); and about $130 million from C-130 programs primarily due to higher aircraft deliveries (nine C-130J aircraft delivered in the fourth quarter of 2012 compared to seven during the same 2011 period). Partially offsetting the increases were lower net sales of approximately $20 million from F-16 programs as lower volume on sustainment activities due to the completion of modification programs for certain international customers more than offset increased F-16 aircraft deliveries (eight F-16 aircraft delivered in the fourth quarter of 2012 compared to five during the same 2011 period). Net sales from F-35 contracts and the F-22 program were comparable to the same period in 2011.

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Aeronautics’ operating profit for the quarter ended Dec. 31, 2012 decreased $16 million, or 3 percent, compared to the same period in 2011. The decrease was attributable to lower operating profit as a result of lower risk retirements of approximately $50 million on F-16 programs and about $20 million on C-5 programs. Partially offsetting the decreases was higher operating profit of approximately $30 million on various other Aeronautics programs, including other sustainment activities, primarily due to increased risk retirements; about $10 million on C-130 programs primarily due to increased aircraft deliveries; and approximately $10 million from the completion of purchased intangible asset amortization on certain F-16 contracts. Operating profit was comparable to the same period in 2011 for F-35 contracts and the F-22 program. Adjustments not related to volume, including net profit booking rate adjustments described above, were approximately $35 million lower for the quarter ended Dec. 31, 2012 compared to the same period in 2011.

Aeronautics’ net sales for the year ended Dec. 31, 2012 increased $591 million, or 4 percent, compared to the same period in 2011. The increase was attributable to higher net sales of approximately $745 million from F-35 Low Rate Initial Production (LRIP) contracts principally due to increased production volume; about $285 million from F-16 programs primarily due to higher aircraft deliveries (37 F-16 aircraft delivered in 2012 compared to 22 during the same 2011 period) partially offset by lower volume on sustainment activities due to the completion of modification programs for certain international customers; and approximately $140 million from C-5 programs due to higher aircraft deliveries (four C-5M aircraft delivered in 2012 compared to two during the same 2011 period). Partially offsetting the increases were lower net sales of approximately $365 million from decreased production volume and lower risk retirements on the F-22 program as final aircraft deliveries were completed in the second quarter of 2012; approximately $110 million from the F-35 development contract primarily due to the inception-to-date effect of reducing the profit booking rate in the second quarter of 2012 and to a lesser extent lower volume; and about $95 million from a decrease in volume on other sustainment activities partially offset by various other Aeronautics programs due to higher volume. Net sales for C-130 programs were comparable to the same period in 2011 as a decline in sustainment activities largely was offset by increased aircraft deliveries.

Aeronautics’ operating profit for the year ended Dec. 31, 2012 increased $69 million, or 4 percent, compared to the same period in 2011. The increase was attributable to higher operating profit of approximately $105 million from C-130 programs due to an increase in risk retirements; about $50 million from F-16 programs due to higher aircraft deliveries partially offset by a decline in risk retirements; approximately $50 million from F-35 LRIP contracts due to increased production volume and risk retirements; and about $50 million from the completion of purchased intangible asset amortization on

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certain F-16 contracts. Partially offsetting the increases was lower operating profit of about $90 million from the F-35 development contract primarily due to the inception-to-date effect of reducing the profit booking rate in the second quarter of 2012; approximately $50 million from decreased production volume and risk retirements on the F-22 program partially offset by a resolution of a contractual matter in the second quarter of 2012; and approximately $45 million primarily due to a decrease in risk retirements on other sustainment activities partially offset by various other Aeronautics programs due to increased risk retirements and volume. Operating profit for C-5 programs was comparable to the same period in 2011. Adjustments not related to volume, including net profit booking rate adjustments and other matters described above, were approximately $30 million lower for the year ended Dec. 31, 2012 compared to the same period in 2011.

Information Systems & Global Solutions

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2012	2011	2012	2011
Net sales	$2,201	$2,548	$8,846	$9,381
Operating profit	$203	$254	$808	$874
Operating margins	9.2%	10.0%	9.1%	9.3%

The IS&GS business segment has been impacted by the continuing downturn in the federal information technology budgets and the impact of the continuing resolution that was effective on Oct. 1, 2012, the start of the U.S. Government’s fiscal year.

IS&GS’ net sales for the quarter ended Dec. 31, 2012 decreased $347 million, or 14 percent, compared to the same period in 2011. The decrease was attributable to lower net sales of approximately $225 million due to lower volume on numerous programs (primarily Warfighter Information Network–Tactical (WIN-T); Information Technology Agency Enterprise Transport Management; Command, Control, Battle Management and Communications (C2BMC); and Hanford Mission Support contract (Hanford)); and about $120 million due to the substantial completion of certain programs during 2011 (primarily Outsourcing Desktop Initiative for NASA (ODIN); Airborne Maritime Fixed Station Joint Tactical Radio System (JTRS); and U.K. Census).

IS&GS’ operating profit for the quarter ended Dec. 31, 2012 decreased $51 million, or 20 percent, compared to the same period in 2011. The decrease was attributable to lower operating profit of approximately $40 million due to the favorable impact of the ODIN contract completion in the fourth quarter of 2011; and about $20 million due to an increase in reserves for performance issues related to an

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international airborne surveillance system in fourth quarter of 2012. Partially offsetting the decreases was an increase in operating profit due to higher risk retirements of approximately $10 million from the HR Access program. Adjustments not related to volume, including net profit booking rate adjustments and other matters described above, were approximately $15 million lower for the quarter ended Dec. 31, 2012 compared to the same period in 2011.

IS&GS’ net sales for the year ended Dec. 31, 2012 decreased $535 million, or 6 percent, compared to the same period in 2011. The decrease was attributable to lower net sales of approximately $485 million due to the substantial completion of various programs during 2011 (primarily JTRS; ODIN; and U.K. Census); and about $255 million due to lower volume on numerous other programs (primarily Hanford; WIN-T; C2BMC; and Transportation Worker Identification Credential (TWIC)). Partially offsetting the decreases were higher net sales of approximately $140 million from QTC, which was acquired early in the fourth quarter of 2011; and about $65 million from increased activity on numerous other programs, primarily federal cyber security programs and Persistent Threat Detection System (PTDS) operational support.

IS&GS’ operating profit for the year ended Dec. 31, 2012 decreased $66 million, or 8 percent, compared to the same period in 2011. The decrease was attributable to lower operating profit of approximately $50 million due to the favorable impact of the ODIN contract completion in 2011; about $25 million due to an increase in reserves for performance issues related to an international airborne surveillance system in 2012; and approximately $20 million due to lower volume on certain programs (primarily C2BMC and WIN-T). Partially offsetting the decreases was an increase in operating profit due to higher risk retirements of approximately $15 million from the TWIC program; and about $10 million due to increased activity on numerous other programs, primarily federal cyber security programs and PTDS operational support. Operating profit for the JTRS program was comparable as a decrease in volume was offset by a decrease in reserves. Adjustments not related to volume, including net profit booking rate adjustments and other matters described above, were approximately $20 million higher for the year ended Dec. 31, 2012 compared to the same period in 2011.

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Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2012	2011	2012	2011
Net sales	$1,897	$1,826	$7,457	$7,463
Operating profit	$272	$231	$1,256	$1,069
Operating margins	14.3%	12.7%	16.8%	14.3%

MFC’s net sales for the quarter ended Dec. 31, 2012 increased $71 million, or 4 percent, compared to the same period in 2011. The increase was attributable to higher net sales of approximately $100 million due to higher volume for air and missile defense programs (primarily Terminal High Altitude Area Defense (THAAD) and Patriot Advanced Capability-3 (PAC-3)) partially offset by lower net sales of about $25 million from tactical missile programs (Joint Air-to-Surface Standoff Missile) due to volume.

MFC’s operating profit for the quarter ended Dec. 31, 2012 increased $41 million, or 18 percent, compared to the same period in 2011. The increase was attributable to higher operating profit of approximately $35 million for air and missile defense programs (primarily PAC-3 and THAAD) due to increased risk retirements and volume; and approximately $10 million from tactical missile programs as a result of higher risk retirements. Partially offsetting the increases was lower operating profit of approximately $15 million due to decreased risk retirements from fire control systems programs (primarily Apache; Sniper®; and LANTIRN®). Adjustments not related to volume, including net profit booking rate adjustments described above, were approximately $15 million higher for the quarter ended Dec. 31, 2012, compared to the same period in 2011.

MFC’s net sales for the year ended Dec. 31, 2012 were comparable to the same period in 2011. Net sales decreased approximately $130 million due to lower volume and risk retirements on various services programs, and about $60 million due to lower volume from fire control systems programs (primarily Sniper®; LANTIRN®; and Apache). The decreases largely were offset by higher net sales of approximately $95 million due to higher volume from tactical missile programs (primarily Javelin and Hellfire) and approximately $80 million for air and missile defense programs (primarily PAC-3 and THAAD).

MFC’s operating profit for the year ended Dec. 31, 2012 increased $187 million, or 17 percent, compared to the same period in 2011. The increase was attributable to higher risk retirements and volume of about $95 million from tactical missile programs (primarily Javelin and Hellfire); increased risk retirements and

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volume of approximately $60 million for air and missile defense programs (primarily THAAD and PAC-3); and about $45 million from a resolution of contractual matters. Partially offsetting these increases was lower risk retirements and volume on various programs, including $25 million for services programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters described above, were approximately $145 million higher for the year ended Dec. 31, 2012 compared to the same period in 2011.

Mission Systems and Training

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2012	2011	2012	2011
Net sales	$1,860	$1,858	$7,579	$7,132
Operating profit	$187	$171	$737	$645
Operating margins	10.1%	9.2%	9.7%	9.0%

MST’s net sales for the quarter ended Dec. 31, 2012 were comparable to the same period in 2011. An increase of approximately $35 million from training and logistics solutions, primarily due to net sales from Sim Industries, which was acquired in the fourth quarter of 2011, largely was offset by a decrease of approximately $25 million from various undersea systems programs due to lower volume.

MST’s operating profit for the quarter ended Dec. 31, 2012 increased $16 million, or 9 percent, compared to the same period in 2011. The increase primarily was attributable to reserves of approximately $55 million for contract cost matters on certain ship and aviation system programs recorded in the fourth quarter of 2011 (including the terminated presidential helicopter program); and about $25 million from various other programs due to higher volume and risk retirements. The increases partially were offset by lower operating profit of about $40 million on certain ship and aviation system programs reflecting the favorable resolution of contractual matters for a certain platform integration program matter in 2011; approximately $15 million for undersea systems programs primarily due to lower volume; and about $10 million for integrated warfare systems and sensors programs due to lower volume and risk retirements. Adjustments not related to volume, including net profit booking rate adjustments and other matters described above, were approximately the same for the quarter ended Dec. 31, 2012, compared to the same period in 2011.

MST’s net sales for the year ended Dec. 31, 2012 increased $447 million, or 6 percent, compared to the same period in 2011. The increase in net sales for 2012 was attributable to higher volume and risk

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retirements of approximately $395 million from ship and aviation system programs (primarily PTDS; Littoral Combat Ship (LCS); Vertical Launching System (VLS); and MH-60); about $115 million for training and logistics solutions programs primarily due to net sales from Sim Industries, which was acquired in the fourth quarter of 2011; and approximately $30 million as a result of increased volume on integrated warfare systems and sensors programs (primarily Aegis). Partially offsetting the increases were lower net sales of approximately $70 million from undersea systems programs due to lower volume on an international combat system program and towed array systems; and about $25 million due to lower volume on various other programs.

MST’s operating profit for the year ended Dec. 31, 2012 increased $92 million, or 14 percent, compared to the same period in 2011. The increase was attributable to higher operating profit of approximately $175 million from ship and aviation system programs, which reflects higher volume and risk retirements on certain programs (primarily VLS; PTDS; MH-60; and LCS) and reserves of about $55 million for contract cost matters on ship and aviation system programs recorded in the fourth quarter of 2011 (including the terminated presidential helicopter program). Partially offsetting the increase was lower operating profit of approximately $40 million from undersea systems programs due to reduced profit booking rates on certain programs and lower volume on an international combat system program and towed array systems; and about $40 million due to lower volume on various other programs. Adjustments not related to volume, including net profit booking rate adjustments and other matters described above, were approximately $150 million higher for the year ended Dec. 31, 2012, compared to the same period in 2011.

Space Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2012	2011	2012	2011
Net sales	$2,000	$2,124	$8,347	$8,161
Operating profit	$232	$287	$1,083	$1,063
Operating margins	11.6%	13.5%	13.0%	13.0%

Space Systems’ net sales for the quarter ended Dec. 31, 2012 decreased $124 million, or 6 percent, compared to the same period in 2011. The decrease was principally attributable to lower net sales of approximately $120 million from certain government satellite programs (primarily Space Based Infrared System (SBIRS) and Mobile User Objective System (MUOS)) due to lower volume and a decline in risk retirements.

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 Space Systems’ operating profit for the quarter ended Dec. 31, 2012 decreased $55 million, or 19 percent, compared to the same period in 2011. The decrease was attributable to lower operating profit of approximately $25 million from certain government satellite programs due to a decline in risk retirements and lower volume; and about $25 million from lower equity earnings primarily at USA due to the wind-down of the Space Shuttle program. Adjustments not related to volume, including net profit booking rate adjustments described above, were approximately $15 million lower for the quarter ended Dec. 31, 2012 compared to the same period in 2011.

Space Systems’ net sales for the year ended Dec. 31, 2012 increased $186 million, or 2 percent, compared to the same period in 2011. The increase was attributable to higher net sales of approximately $150 million due to increased commercial satellite deliveries (two commercial satellites delivered in 2012 compared to one during 2011); about $125 million from the Orion Multi-Purpose Crew Vehicle (Orion) program due to higher volume and an increase in risk retirements; and approximately $70 million from increased volume on various strategic and defensive missile programs. Partially offsetting the increases were lower net sales of approximately $105 million from certain government satellite programs (primarily SBIRS and MUOS) as a result of decreased volume and a decline in risk retirements; and about $55 million from the NASA External Tank program, which ended in connection with the completion of the Space Shuttle program in 2011.

Space Systems’ operating profit for the year ended Dec. 31, 2012 increased $20 million, or 2 percent, compared to the same period in 2011. The increase was attributable to higher operating profit of approximately $60 million from commercial satellite programs due to increased deliveries and reserves recorded in 2011; and about $40 million from the Orion program due to higher risk retirements and increased volume. Partially offsetting the increases was lower operating profit of approximately $45 million from lower volume and risk retirements on certain government satellite programs (primarily SBIRS); about $20 million from lower volume on the NASA External Tank program, which ended in connection with the completion of the Space Shuttle program in 2011; and approximately $20 million from lower equity earnings as a decline in launch related activities at ULA partially was offset by the resolution of contract cost matters associated with the wind-down of USA. Adjustments not related to volume, including net profit booking rate adjustments described above, were approximately $15 million higher for the year ended Dec. 31, 2012 compared to the same period in 2011.

Total equity earnings recognized by Space Systems for ULA, USA, and AWE represented approximately $55 million, or 24 percent, and about $265 million, or 24 percent, of this segment’s operating profit for the

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quarter and year ended Dec. 31, 2012, respectively.  During the quarter and year ended Dec. 31, 2011, total equity earnings recognized by Space Systems for ULA, USA, and AWE represented approximately $80 million, or 28 percent, and about $285 million, or 27 percent, respectively, of this segment’s operating profit.

Income Taxes

The Corporation’s effective income tax rates from continuing operations were 40.6 percent and 32.6 percent during the quarter and year ended Dec. 31, 2012, respectively, and 27.7 percent and 26.5 percent during the quarter and year ended Dec. 31, 2011, respectively. The rates for all periods benefited from tax deductions for dividends related to certain of the Corporation’s defined contribution plans with an employee stock ownership plan feature. The rates for all periods benefited from tax deductions for U.S. manufacturing activities, except the fourth quarter of 2012.

The $2.5 billion discretionary pension contributions during the quarter ended Dec. 31, 2012 increased fourth quarter and 2012 income tax expense by $59 million, or $0.18 per diluted share, due to the reduced U.S. manufacturing deduction, the majority of which the Corporation expects to recover over the next two years. This impact, combined with a higher than typical recognition of the U.S. manufacturing deduction in the fourth quarter of 2011, increased the Corporation’s effective income tax rate by over 9 percentage points quarter over quarter. Other factors contributed to the higher effective income tax rate in the fourth quarter of 2012 as well, including the recognition of R&D tax credits in the fourth quarter of 2011 while no such credits were recognized in the fourth quarter of 2012.

The U.S. Congressional Joint Committee on Taxation completed its review of Internal Revenue Service resolution of adjustments for the tax years 2003 through 2008 in 2011, resulting in an approximately 3 percentage point reduction in the 2011 effective income tax rate. Other factors contributed to the higher effective income tax rate for 2012 as well, including the reduced U.S. manufacturing deduction for 2012 referenced above and the recognition of R&D tax credits in 2011 while no such credits were recognized in 2012.

15

About Lockheed Martin

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 120,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems, products, and services. The Corporation’s net sales for 2012 were $47.2 billion.

###

NEWS MEDIA CONTACT:	Jennifer Allen, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference Call Information

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3:00 p.m. E.T. on Jan. 24, 2013. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s web site at: http://www.lockheedmartin.com/investor.

Disclosure Regarding Forward-Looking Statements

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings, and cash flows.  These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially due to factors such as:

•	the availability of funding for the Corporation’s products and services both domestically and internationally due to general economic conditions, performance, cost, or other factors;
•	changes in domestic and international customer priorities and requirements (including declining budgets resulting from general economic conditions, affordability initiatives, the potential for deferral or termination of awards, automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to avoid sequestration);
•	quantity revisions to the F-35 program;

16

•	the accuracy of the Corporation’s estimates and assumptions including those as to schedule, cost, technical and performance issues under its contracts, cash flow, actual returns (or losses) on pension plan assets, movements in interest rates, and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, accelerated pension funding, stock option exercises, or debt levels);
•	difficulties in developing and producing operationally advanced technology systems, cyber security, other security threats, information technology failures, natural disasters, public health crises or other disruptions;
•	the timing and customer acceptance of product deliveries;
•	materials availability and the performance of key suppliers, teammates, joint venture partners, subcontractors, and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•	the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations, or challenges to the allowability and recovery of costs incurred under government cost accounting standards (including potential costs associated with sequestration or other budgetary cuts to avoid sequestration, such as severance payments made to employees and facility closure expenses), export policy, changes in contracting policy and contract mix;
•	the future impact of acquisitions or divestitures, joint ventures, teaming arrangements, or internal reorganizations;
•	compliance with law and regulation and the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services, export policies, and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel and suppliers (including the potential for disruption associated with sequestration and related employee severance or supplier termination costs) and to provide for the orderly transition of management as the Corporation reduces the size of its workforce; and
•	economic, business and political conditions domestically and internationally and the Corporation’s increased reliance on securing international and adjacent business.

17

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s U.S. Securities and Exchange Commission filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 and 2012 Quarterly Reports on Form 10-Q, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to update or reconfirm its financial projections only by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of Jan. 23, 2013.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results, or changes in the Corporation’s expectations. The Corporation also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

18

Lockheed Martin Corporation

Consolidated Statements of Earnings

(unaudited; in millions, except per share data)

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2012	2011	2012	2011

Net sales	$12,099	$12,211	$47,182	$46,499
Cost of sales [1,2]	(11,104)	(11,199)	(42,986)	(42,755)
Gross profit	995	1,012	4,196	3,744
Other income, net	66	94	238	276
Operating profit	1,061	1,106	4,434	4,020
Interest expense	(94)	(96)	(383)	(354)
Other non-operating (expense) income, net [1]	(9)	(44)	21	(35)
Earnings from continuing operations before income taxes	958	966	4,072	3,631
Income tax expense	(389)	(268)	(1,327)	(964)
Net earnings from continuing operations	569	698	2,745	2,667
Net loss from discontinued operations [3]	-	(15)	-	(12)
Net earnings	$569	$683	$2,745	$2,655
Effective tax rate	40.6%	27.7%	32.6%	26.5%

Earnings (loss) per common share
Basic
Continuing operations	$1.76	$2.16	$8.48	$7.94
Discontinued operations	-	(0.04)	-	(0.04)
Basic earnings per common share	$1.76	$2.12	$8.48	$7.90

Diluted
Continuing operations	$1.73	$2.14	$8.36	$7.85
Discontinued operations	-	(0.05)	-	(0.04)
Diluted earnings per common share	$1.73	$2.09	$8.36	$7.81

Weighted average shares outstanding
Basic	322.7	322.5	323.7	335.9
Diluted	328.0	326.7	328.4	339.9

Common shares reported in stockholders' equity at end of period			321	321

[1]	Gains and losses on investments used to fund the Corporation’s deferred compensation plan liabilities have been reclassified from "other non-operating (expense) income, net" to "unallocated expenses, net" within "cost of sales" for all periods presented in order to align the classification of changes in the market value of investments held for the plan with changes in the value of the corresponding plan liabilities. Net gains on these investments were $4 million and $67 million for the quarter and year ended Dec. 31, 2012, respectively, and $24 million and $40 million for the quarter and year ended Dec. 31, 2011, respectively.
[2]	Severance charges for 2012 consist of amounts associated with the elimination of certain positions at Aeronautics business segment in the fourth quarter, a charge of $25 million, and the former Electronic Systems business segment in the third quarter, a charge of $23 million. For 2011, severance charges consisted of amounts related to the elimination of certain positions at various business segments and Corporate Headquarters, a charge of $136 million. Severance charges for initiatives that are not significant are included in business segment operating profit.
[3]	Discontinued operations in 2011 include the operating results of Savi Technology, Inc. and also Pacific Architects and Engineers, Inc. through the date of its sale on April 4, 2011. Amounts related to discontinued operations in 2012 were not significant and, accordingly, were included in consolidated operating profit.

19

Lockheed Martin Corporation

Business Segment Net Sales, Operating Profit, and Operating Margins 1

(unaudited; in millions)

	Quarters Ended Dec. 31,			Years Ended Dec. 31,
	2012	2011	% Change	2012	2011	% Change
Net sales [1]
Aeronautics	$4,141	$3,855	7%	$14,953	$14,362	4%
Information Systems & Global Solutions	2,201	2,548	(14)%	8,846	9,381	(6)%
Missiles and Fire Control	1,897	1,826	4%	7,457	7,463	-%
Mission Systems and Training	1,860	1,858	-%	7,579	7,132	6%
Space Systems	2,000	2,124	(6)%	8,347	8,161	2%
Total net sales	$12,099	$12,211	(1)%	$47,182	$46,499	1%

Operating profit [1]
Aeronautics	$445	$461	(3)%	$1,699	$1,630	4%
Information Systems & Global Solutions	203	254	(20)%	808	874	(8)%
Missiles and Fire Control	272	231	18%	1,256	1,069	17%
Mission Systems and Training	187	171	9%	737	645	14%
Space Systems	232	287	(19)%	1,083	1,063	2%
Total business segment operating profit	1,339	1,404	(5)%	5,583	5,281	6%
Unallocated expenses, net:
Non-cash FAS/CAS pension adjustment:
FAS pension expense	(485)	(455)		(1,941)	(1,821)
Less: CAS expense	277	225		1,111	899
Non-cash FAS/CAS pension adjustment	(208)	(230)		(830)	(922)
Special items - severance charges [2]	(25)	-		(48)	(136)
Stock-based compensation	(38)	(41)		(167)	(157)
Other, net [3]	(7)	(27)		(104)	(46)
Total unallocated expenses, net	(278)	(298)	(7)%	(1,149)	(1,261)	(9)%
Total consolidated operating profit	$1,061	$1,106	(4)%	$4,434	$4,020	10%

Operating margins [1]
Aeronautics	10.7%	12.0%		11.4%	11.3%
Information Systems & Global Solutions	9.2%	10.0%		9.1%	9.3%
Missiles and Fire Control	14.3%	12.7%		16.8%	14.3%
Mission Systems and Training	10.1%	9.2%		9.7%	9.0%
Space Systems	11.6%	13.5%		13.0%	13.0%
Total business segment operating margins	11.1%	11.5%		11.8%	11.4%

Total consolidated operating margins	8.8%	9.1%		9.4%	8.6%

[1]	Effective Dec. 31, 2012, the Corporation reorganized its former Electronic Systems business segment into two business segments: Missiles and Fire Control and Mission Systems and Training. In connection with this reorganization, the former Electronic Systems corporate management layer was eliminated, and the former Global Training and Logistics business was split between the two new business segments. In addition, the business reporting relationships for Sandia Corporation, which manages the Sandia National Laboratories for the U.S. Government, and the U.K. Atomic Weapons Establishment joint venture were transferred from the former Electronic Systems business segment to the Space Systems business segment. As a result, the business segment net sales and operating profit have been adjusted to reflect this reorganization for all periods presented.
[2]	Severance charges for 2012 consist of amounts associated with the elimination of certain positions at Aeronautics business segment in the fourth quarter and the former Electronic Systems business segment in the third quarter. For 2011, severance charges consisted of amounts related to the elimination of certain positions at various business segments and Corporate Headquarters. Severance charges for initiatives that are not significant are included in business segment operating profit.
[3]	Gains and losses on investments used to fund the Corporation’s deferred compensation plan liabilities have been reclassified from "other non-operating (expense) income, net" to "unallocated expenses, net" within "cost of sales" for all periods presented in order to align the classification of changes in the market value of investments held for the plan with changes in the value of the corresponding plan liabilities. Net gains on these investments were $4 million and $67 million for the quarter and year ended Dec. 31, 2012, respectively, and $24 million and $40 million for the quarter and year ended Dec. 31, 2011, respectively.

20

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	Dec. 31, 2012	Dec. 31, 2011
Assets
Current assets
Cash and cash equivalents	$1,898	$3,582
Receivables, net	6,563	6,064
Inventories, net	2,937	2,481
Deferred income taxes	1,269	1,339
Other current assets	1,188	628
Total current assets	13,855	14,094

Property, plant, and equipment, net	4,675	4,611
Goodwill	10,370	10,148
Deferred income taxes	4,809	4,388
Other noncurrent assets	4,948	4,667
Total assets	$38,657	$37,908

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,038	$2,269
Customer advances and amounts in excess of costs incurred	6,503	6,399
Salaries, benefits, and payroll taxes	1,649	1,664
Current portion of long-term debt	150	-
Other current liabilities	1,815	1,798
Total current liabilities	12,155	12,130

Long-term debt, net	6,158	6,460
Accrued pension liabilities	15,278	13,502
Other postretirement benefit liabilities	1,220	1,274
Other noncurrent liabilities	3,807	3,541
Total liabilities	38,618	36,907

Stockholders' equity
Common stock, $1 par value per share	321	321
Additional paid-in capital	-	-
Retained earnings	13,211	11,937
Accumulated other comprehensive loss	(13,493)	(11,257)
Total stockholders' equity	39	1,001
Total liabilities and stockholders' equity	$38,657	$37,908

21

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Years Ended Dec. 31,
	2012	2011

Operating activities
Net earnings	$2,745	$2,655
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	988	1,008
Stock-based compensation	167	157
Deferred income taxes	930	(2)
Severance charges	48	136
Reduction in tax expense from resolution of certain tax matters	-	(89)
Net adjustments related to discontinued operations	-	(16)
Changes in operating assets and liabilities:
Receivables, net	(460)	(363)
Inventories, net	(422)	(74)
Accounts payable	(236)	609
Customer advances and amounts in excess of costs incurred	57	502
Postretirement benefit plans	(1,883)	(393)
Income taxes	(535)	304
Other, net	162	(181)
Net cash provided by operating activities [1]	1,561	4,253

Investing activities
Capital expenditures	(942)	(987)
Acquisitions of businesses / investments in affiliates	(304)	(649)
Net cash provided by short-term investment transactions	-	510
Other, net	24	313
Net cash used for investing activities	(1,222)	(813)

Financing activities
Repurchases of common stock	(990)	(2,465)
Proceeds from stock option exercises	440	116
Dividends paid	(1,352)	(1,095)
Premium paid on debt exchange	(225)	-
Issuance of long-term debt, net of related costs	-	1,980
Repayments of long-term debt	-	(632)
Other, net	104	(23)
Net cash used for financing activities	(2,023)	(2,119)

Net change in cash and cash equivalents	(1,684)	1,321
Cash and cash equivalents at beginning of year	3,582	2,261
Cash and cash equivalents at end of year	$1,898	$3,582

[1]	The Corporation made contributions to its pension trust of $2.5 billion and $3.6 billion during the quarter and year ended Dec. 31, 2012, respectively. During the quarter and year ended Dec. 31, 2011, the Corporation made contributions to its pension trust of $1.0 billion and $2.3 billion, respectively.

22

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2011	$321	$-	$11,937	$(11,257)	$1,001
Net earnings	-	-	2,745	-	2,745
Other comprehensive loss, net of tax [1]	-	-	-	(2,236)	(2,236)
Repurchases of common stock [2]	(11)	(889)	(108)	-	(1,008)
Dividends declared [3]	-	-	(1,363)	-	(1,363)
Stock-based awards and ESOP activity	11	889	-	-	900
Balance at Dec. 31, 2012	$321	$-	$13,211	$(13,493)	$39

[1]	At Dec. 31, 2012, the Corporation recognized a non-cash, after-tax reduction to stockholders' equity of $3.2 billion, as a result of the year-end remeasurement of its postretirement benefit plans. Partially offsetting this reduction was an $858 million recognition of previously deferred amounts. The decrease primarily was due to a lower discount rate at Dec. 31, 2012 of 4.00% as compared to 4.75% at Dec. 31, 2011.
[2]	The Corporation repurchased 3.1 million shares of its common stock for $286 million during the quarter ended Dec. 31, 2012. For the year ended Dec. 31, 2012, the Corporation repurchased 11.3 million shares for $1.0 billion, of which 0.2 million shares purchased for $18 million were settled and paid in January of 2013. The Corporation's Board of Directors has approved a share repurchase program, authorizing an amount available for share repurchases of $6.5 billion. As of Dec. 31, 2012, the Corporation had repurchased a total of 54.3 million shares of its common stock under its share repurchase program for $4.2 billion, and had remaining authorization of $2.3 billion for future share repurchases.
[3]	Includes dividends of $1.00 per share declared during each of the quarters ended March 25, 2012, June 24, 2012, Sept. 30, 2012, and a fourth quarter dividend of $1.15 per share declared during the quarter ended Sept. 30, 2012. Additionally includes dividend equivalent cash payments for unvested RSUs that are paid only upon vesting.

23

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	Dec. 31, 2012	Dec. 31, 2011

Aeronautics	$30,100	$30,500
Information Systems & Global Solutions	8,700	9,300
Missiles and Fire Control	14,700	14,400
Mission Systems and Training	10,700	10,500
Space Systems	18,100	16,000
Total backlog	$82,300	$80,700

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
Aircraft Deliveries	2012	2011	2012	2011

F-16	8	5	37	22
F-22	-	6	8	14
F-35	13	2	30	9
C-130J	9	7	34	33
C-5M	2	-	4	2

24

Lockheed Martin Corporation

Business Segment Net Sales, Operating Profit, and Operating Margins

As Reported and Adjusted to Reflect Reorganization of Electronic Systems 1

(unaudited; in millions)

	Quarter Ended March 25, 2012			Quarter Ended June 24, 2012			Quarter Ended Sept. 30, 2012
	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted
Net sales [1]
Aeronautics	$3,706	$-	$3,706	$3,408	$-	$3,408	$3,698	$-	$3,698
Information Systems & Global Solutions	2,090	-	2,090	2,263	-	2,263	2,292	-	2,292
Electronic Systems	3,609	(3,609)	-	3,866	(3,866)	-	3,818	(3,818)	-
Missiles and Fire Control	-	1,766	1,766	-	1,843	1,843	-	1,951	1,951
Mission Systems and Training	-	1,838	1,838	-	2,019	2,019	-	1,862	1,862
Space Systems	1,888	5	1,893	2,384	4	2,388	2,061	5	2,066
Total net sales	$11,293	$-	$11,293	$11,921	$-	$11,921	$11,869	$-	$11,869

Operating profit [1]
Aeronautics	$385	$-	$385	$454	$-	$454	$415	$-	$415
Information Systems & Global Solutions	188	-	188	208	-	208	209	-	209
Electronic Systems	541	(541)	-	526	(526)	-	509	(509)	-
Missiles and Fire Control	-	371	371	-	313	313	-	300	300
Mission Systems and Training	-	157	157	-	195	195	-	198	198
Space Systems	226	13	239	282	18	300	301	11	312
Total business segment operating profit	1,340	-	1,340	1,470	-	1,470	1,434	-	1,434
Unallocated expenses, net [2]	(328)	32	(296)	(270)	(8)	(278)	(336)	39	(297)
Total consolidated operating profit	$1,012	$32	$1,044	$1,200	$(8)	$1,192	$1,098	$39	$1,137

Operating margins [1]
Aeronautics	10.4%	-%	10.4%	13.3%	-%	13.3%	11.2%	-%	11.2%
Information Systems & Global Solutions	9.0%	-%	9.0%	9.2%	-%	9.2%	9.1%	-%	9.1%
Electronic Systems	15.0%	(15.0)%	-%	13.6%	(13.6)%	-%	13.3%	(13.3)%	-%
Missiles and Fire Control	-%	21.0%	21.0%	-%	17.0%	17.0%	-%	15.4%	15.4%
Mission Systems and Training	-%	8.5%	8.5%	-%	9.7%	9.7%	-%	10.6%	10.6%
Space Systems	12.0%	0.6%	12.6%	11.8%	0.8%	12.6%	14.6%	0.5%	15.1%
Total business segment operating margins	11.9%	-%	11.9%	12.3%	-%	12.3%	12.1%	-%	12.1%

Total consolidated operating margins	9.0%	0.2%	9.2%	10.1%	(0.1)%	10.0%	9.3%	0.3%	9.6%

	Three Months Ended March 25, 2012			Six Months Ended June 24, 2012			Nine Months Ended Sept. 30, 2012
	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted
Net sales [1]
Aeronautics	$3,706	$-	$3,706	$7,114	$-	$7,114	$10,812	$-	$10,812
Information Systems & Global Solutions	2,090	-	2,090	4,353	-	4,353	6,645	-	6,645
Electronic Systems	3,609	(3,609)	-	7,475	(7,475)	-	11,293	(11,293)	-
Missiles and Fire Control	-	1,766	1,766	-	3,609	3,609	-	5,560	5,560
Mission Systems and Training	-	1,838	1,838	-	3,857	3,857	-	5,719	5,719
Space Systems	1,888	5	1,893	4,272	9	4,281	6,333	14	6,347
Total net sales	$11,293	$-	$11,293	$23,214	$-	$23,214	$35,083	$-	$35,083

Operating profit [1]
Aeronautics	$385	$-	$385	$839	$-	$839	$1,254	$-	$1,254
Information Systems & Global Solutions	188	-	188	396	-	396	605	-	605
Electronic Systems	541	(541)	-	1,067	(1,067)	-	1,576	(1,576)	-
Missiles and Fire Control	-	371	371	-	684	684	-	984	984
Mission Systems and Training	-	157	157	-	352	352	-	550	550
Space Systems	226	13	239	508	31	539	809	42	851
Total business segment operating profit	1,340	-	1,340	2,810	-	2,810	4,244	-	4,244
Unallocated expenses, net [2]	(328)	32	(296)	(598)	24	(574)	(934)	63	(871)
Total consolidated operating profit	$1,012	$32	$1,044	$2,212	$24	$2,236	$3,310	$63	$3,373

Operating margins [1]
Aeronautics	10.4%	-%	10.4%	11.8%	-%	11.8%	11.6%	-%	11.6%
Information Systems & Global Solutions	9.0%	-%	9.0%	9.1%	-%	9.1%	9.1%	-%	9.1%
Electronic Systems	15.0%	(15.0)%	-%	14.3%	(14.3)%	-%	14.0%	(14.0)%	-%
Missiles and Fire Control	-%	21.0%	21.0%	-%	19.0%	19.0%	-%	17.7%	17.7%
Mission Systems and Training	-%	8.5%	8.5%	-%	9.1%	9.1%	-%	9.6%	9.6%
Space Systems	12.0%	0.6%	12.6%	11.9%	0.7%	12.6%	12.8%	0.6%	13.4%
Total business segment operating margins	11.9%	-%	11.9%	12.1%	-%	12.1%	12.1%	-%	12.1%

Total consolidated operating margins	9.0%	0.2%	9.2%	9.5%	0.1%	9.6%	9.4%	0.2%	9.6%

[1]	Effective Dec. 31, 2012, the Corporation reorganized its former Electronic Systems business segment into two business segments: Missiles and Fire Control and Mission Systems and Training. In connection with this reorganization, the former Electronic Systems corporate management layer was eliminated, and the former Global Training and Logistics business was split between the two new business segments. In addition, the business reporting relationships for Sandia Corporation, which manages the Sandia National Laboratories for the U.S. Government, and the U.K. Atomic Weapons Establishment joint venture were transferred from the former Electronic Systems business segment to the Space Systems business segment. As a result, the business segment net sales and operating profit have been adjusted to reflect this reorganization for all periods presented.
[2]	Gains and losses on investments used to fund the Corporation’s deferred compensation plan liabilities have been reclassified from "other non-operating income (expense), net" to "unallocated expenses, net" within "cost of sales" for all periods presented in order to align the classification of changes in the market value of investments held for the plan with changes in the value of the corresponding plan liabilities. Net gains on these investments were $4 million and $67 million for the quarter and year ended Dec. 31, 2012, respectively, and $24 million and $40 million for the quarter and year ended Dec. 31, 2011, respectively.

25

Lockheed Martin Corporation

Business Segment Net Sales, Operating Profit, and Operating Margins

As Reported and Adjusted to Reflect Reorganization of Electronic Systems 1

(unaudited; in millions)

	Quarter Ended March 27, 2011			Quarter Ended June 26, 2011			Quarter Ended Sept. 25, 2011			Quarter Ended Dec. 31, 2011
	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted
Net sales [1]
Aeronautics	$3,152	$-	$3,152	$3,390	$-	$3,390	$3,965	$-	$3,965	$3,855	$-	$3,855
Information Systems & Global Solutions	2,149	-	2,149	2,361	-	2,361	2,323	-	2,323	2,548	-	2,548
Electronic Systems	3,482	(3,482)	-	3,780	(3,780)	-	3,663	(3,663)	-	3,697	(3,697)	-
Missiles and Fire Control	-	1,762	1,762	-	1,983	1,983	-	1,892	1,892	-	1,826	1,826
Mission Systems and Training	-	1,715	1,715	-	1,793	1,793	-	1,766	1,766	-	1,858	1,858
Space Systems	1,843	5	1,848	2,012	4	2,016	2,168	5	2,173	2,111	13	2,124
Total net sales	$10,626	$-	$10,626	$11,543	$-	$11,543	$12,119	$-	$12,119	$12,211	$-	$12,211

Operating profit [1]
Aeronautics	$328	$-	$328	$397	$-	$397	$444	$-	$444	$461	$-	$461
Information Systems & Global Solutions	194	-	194	213	-	213	213	-	213	254	-	254
Electronic Systems	432	(432)	-	478	(478)	-	447	(447)	-	431	(431)	-
Missiles and Fire Control	-	284	284	-	278	278	-	276	276	-	231	231
Mission Systems and Training	-	136	136	-	183	183	-	155	155	-	171	171
Space Systems	217	12	229	263	17	280	251	16	267	258	29	287
Total business segment operating profit	1,171	-	1,171	1,351	-	1,351	1,355	-	1,355	1,404	-	1,404
Unallocated expenses, net [2]	(307)	16	(291)	(358)	6	(352)	(314)	(6)	(320)	(322)	24	(298)
Total consolidated operating profit	$864	$16	$880	$993	$6	$999	$1,041	$(6)	$1,035	$1,082	$24	$1,106

Operating margins [1]
Aeronautics	10.4%	-%	10.4%	11.7%	-%	11.7%	11.2%	-%	11.2%	12.0%	-%	12.0%
Information Systems & Global Solutions	9.0%	-%	9.0%	9.0%	-%	9.0%	9.2%	-%	9.2%	10.0%	-%	10.0%
Electronic Systems	12.4%	(12.4)%	-%	12.6%	(12.6)%	-%	12.2%	(12.2)%	-%	11.7%	(11.7)%	-%
Missiles and Fire Control	-%	16.1%	16.1%	-%	14.0%	14.0%	-%	14.6%	14.6%	-%	12.7%	12.7%
Mission Systems and Training	-%	7.9%	7.9%	-%	10.2%	10.2%	-%	8.8%	8.8%	-%	9.2%	9.2%
Space Systems	11.8%	0.6%	12.4%	13.1%	0.8%	13.9%	11.6%	0.7%	12.3%	12.2%	1.3%	13.5%
Total business segment operating margins	11.0%	-%	11.0%	11.7%	-%	11.7%	11.2%	-%	11.2%	11.5%	-%	11.5%

Total consolidated operating margins	8.1%	0.2%	8.3%	8.6%	0.1%	8.7%	8.6%	(0.1)%	8.5%	8.9%	0.2%	9.1%

	Three Months Ended March 27, 2011			Six Months Ended June 26, 2011			Nine Months Ended Sept. 25, 2011			Year Ended Dec. 31, 2011
	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted
Net sales [1]
Aeronautics	$3,152	$-	$3,152	$6,542	$-	$6,542	$10,507	$-	$10,507	$14,362	$-	$14,362
Information Systems & Global Solutions	2,149	-	2,149	4,510	-	4,510	6,833	-	6,833	9,381	-	9,381
Electronic Systems	3,482	(3,482)	-	7,262	(7,262)	-	10,925	(10,925)	-	14,622	(14,622)	-
Missiles and Fire Control	-	1,762	1,762	-	3,745	3,745	-	5,637	5,637	-	7,463	7,463
Mission Systems and Training	-	1,715	1,715	-	3,508	3,508	-	5,274	5,274	-	7,132	7,132
Space Systems	1,843	5	1,848	3,855	9	3,864	6,023	14	6,037	8,134	27	8,161
Total net sales	$10,626	$-	$10,626	$22,169	$-	$22,169	$34,288	$-	$34,288	$46,499	$-	$46,499

Operating profit [1]
Aeronautics	$328	$-	$328	$725	-	$725	$1,169	$-	$1,169	$1,630	$-	$1,630
Information Systems & Global Solutions	194	-	194	407	-	407	620	-	620	874	-	874
Electronic Systems	432	(432)	-	910	(910)	-	1,357	(1,357)	-	1,788	(1,788)	-
Missiles and Fire Control	-	284	284	-	562	562	-	838	838	-	1,069	1,069
Mission Systems and Training	-	136	136	-	319	319	-	474	474	-	645	645
Space Systems	217	12	229	480	29	509	731	45	776	989	74	1,063
Total business segment operating profit	1,171	-	1,171	2,522	-	2,522	3,877	-	3,877	5,281	-	5,281
Unallocated expenses, net [2]	(307)	16	(291)	(665)	22	(643)	(979)	16	(963)	(1,301)	40	(1,261)
Total consolidated operating profit	$864	$16	$880	$1,857	$22	$1,879	$2,898	$16	$2,914	$3,980	$40	$4,020

Operating margins [1]
Aeronautics	10.4%	-%	10.4%	11.1%	-%	11.1%	11.1%	-%	11.1%	11.3%	-%	11.3%
Information Systems & Global Solutions	9.0%	-%	9.0%	9.0%	-%	9.0%	9.1%	-%	9.1%	9.3%	-%	9.3%
Electronic Systems	12.4%	(12.4)%	-%	12.5%	(12.5)%	-%	12.4%	(12.4)%	-%	12.2%	(12.2)%	-%
Missiles and Fire Control	-%	16.1%	16.1%	-%	15.0%	15.0%	-%	14.9%	14.9%	-%	14.3%	14.3%
Mission Systems and Training	-%	7.9%	7.9%	-%	9.1%	9.1%	-%	9.0%	9.0%	-%	9.0%	9.0%
Space Systems	11.8%	0.6%	12.4%	12.5%	0.7%	13.2%	12.1%	0.8%	12.9%	12.2%	0.8%	13.0%
Total business segment operating margins	11.0%	-%	11.0%	11.4%	-%	11.4%	11.3%	-%	11.3%	11.4%	-%	11.4%

Total consolidated operating margins	8.1%	0.2%	8.3%	8.4%	0.1%	8.5%	8.5%	-%	8.5%	8.6%	-%	8.6%

[1]	Effective Dec. 31, 2012, the Corporation reorganized its former Electronic Systems business segment into two business segments: Missiles and Fire Control and Mission Systems and Training. In connection with this reorganization, the former Electronic Systems corporate management layer was eliminated, and the former Global Training and Logistics business was split between the two new business segments. In addition, the business reporting relationships for Sandia Corporation, which manages the Sandia National Laboratories for the U.S. Government, and the U.K. Atomic Weapons Establishment joint venture were transferred from the former Electronic Systems business segment to the Space Systems business segment. As a result, the business segment net sales and operating profit have been adjusted to reflect this reorganization for all periods presented.
[2]	Gains and losses on investments used to fund the Corporation’s deferred compensation plan liabilities have been reclassified from "other non-operating income (expense), net" to "unallocated expenses, net" within "cost of sales" for all periods presented in order to align the classification of changes in the market value of investments held for the plan with changes in the value of the corresponding plan liabilities. Net gains on these investments were $4 million and $67 million for the quarter and year ended Dec. 31, 2012, respectively, and $24 million and $40 million for the quarter and year ended Dec. 31, 2011, respectively.

26

Lockheed Martin Corporation

Consolidated Statements of Earnings

As Reported and Adjusted for Gains and Losses on Investments 1

(unaudited; in millions)

	Quarter Ended March 25, 2012			Quarter Ended June 24, 2012			Quarter Ended Sept. 30, 2012
	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted

Net sales	$11,293	$-	$11,293	$11,921	$-	$11,921	$11,869	$-	$11,869
Cost of sales	(10,316)	32	(10,284)	(10,741)	(8)	(10,749)	(10,888)	39	(10,849)
Gross profit	977	32	1,009	1,180	(8)	1,172	981	39	1,020
Other income, net	35	-	35	20	-	20	117	-	117
Operating profit	1,012	32	1,044	1,200	(8)	1,192	1,098	39	1,137
Interest expense	(96)	-	(96)	(96)	-	(96)	(97)	-	(97)
Other non-operating income, net	35	(32)	3	13	8	21	45	(39)	6
Earnings from continuing operations before income taxes	951	-	951	1,117	-	1,117	1,046	-	1,046
Income tax expense	(283)	-	(283)	(336)	-	(336)	(319)	-	(319)
Net earnings	$668	$-	$668	$781	$-	$781	$727	$-	$727

	Three Months Ended March 25, 2012			Six Months Ended June 24, 2012			Nine Months Ended Sept. 30, 2012
	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted

Net sales	$11,293	$-	$11,293	$23,214	$-	$23,214	$35,083	$-	$35,083
Cost of sales	(10,316)	32	(10,284)	(21,057)	24	(21,033)	(31,945)	63	(31,882)
Gross profit	977	32	1,009	2,157	24	2,181	3,138	63	3,201
Other income, net	35	-	35	55	-	55	172	-	172
Operating profit	1,012	32	1,044	2,212	24	2,236	3,310	63	3,373
Interest expense	(96)	-	(96)	(192)	-	(192)	(289)	-	(289)
Other non-operating income, net	35	(32)	3	48	(24)	24	93	(63)	30
Earnings from continuing operations before income taxes	951	-	951	2,068	-	2,068	3,114	-	3,114
Income tax expense	(283)	-	(283)	(619)	-	(619)	(938)	-	(938)
Net earnings	$668	$-	$668	$1,449	$-	$1,449	$2,176	$-	$2,176

[1]	Gains and losses on investments used to fund the Corporation’s deferred compensation plan liabilities have been reclassified from "other non-operating income, net" to "unallocated expenses, net" within "cost of sales" for all periods presented in order to align the classification of changes in the market value of investments held for the plan with changes in the value of the corresponding plan liabilities. Net gains on these investments were $4 million and $67 million for the quarter and year ended Dec. 31, 2012, respectively, and $24 million and $40 million for the quarter and year ended Dec. 31, 2011, respectively.

27

Lockheed Martin Corporation

Consolidated Statements of Earnings

As Reported and Adjusted for Gains and Losses on Investments 1

(unaudited; in millions)

	Quarter Ended March 27, 2011			Quarter Ended June 26, 2011			Quarter Ended Sept. 25, 2011			Quarter Ended Dec. 31, 2011
	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted

Net sales	$10,626	$-	$10,626	$11,543	$-	$11,543	$12,119	$-	$12,119	$12,211	$-	$12,211
Cost of sales	(9,812)	16	(9,796)	(10,637)	6	(10,631)	(11,123)	(6)	(11,129)	(11,223)	24	(11,199)
Gross profit	814	16	830	906	6	912	996	(6)	990	988	24	1,012
Other income, net	50	-	50	87	-	87	45	-	45	94	-	94
Operating profit	864	16	880	993	6	999	1,041	(6)	1,035	1,082	24	1,106
Interest expense	(85)	-	(85)	(84)	-	(84)	(89)	-	(89)	(96)	-	(96)
Other non-operating income (expense), net	19	(16)	3	9	(6)	3	(3)	6	3	(20)	(24)	(44)
Earnings from continuing operations before income taxes	798	-	798	918	-	918	949	-	949	966	-	966
Income tax expense	(242)	-	(242)	(170)	-	(170)	(284)	-	(284)	(268)	-	(268)
Net earnings from continuing operations	556	-	556	748	-	748	665	-	665	698	-	698
Net loss (earnings) from discontinued operations	(26)	-	(26)	(6)	-	(6)	35	-	35	(15)	-	(15)
Net earnings	$530	$-	$530	$742	$-	$742	$700	$-	$700	$683	$-	$683

	Three Months Ended March 27, 2011			Six Months Ended June 26, 2011			Nine Months Ended Sept. 25, 2011			Year Ended Dec. 31, 2011
	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted	As Reported	Reclassification	As Adjusted

Net sales	$10,626	$-	$10,626	$22,169	$-	$22,169	$34,288	$-	$34,288	$46,499	$-	$46,499
Cost of sales	(9,812)	16	(9,796)	(20,449)	22	(20,427)	(31,572)	16	(31,556)	(42,795)	40	(42,755)
Gross profit	814	16	830	1,720	22	1,742	2,716	16	2,732	3,704	40	3,744
Other income, net	50	-	50	137	-	137	182	-	182	276	-	276
Operating profit	864	16	880	1,857	22	1,879	2,898	16	2,914	3,980	40	4,020
Interest expense	(85)	-	(85)	(169)	-	(169)	(258)	-	(258)	(354)	-	(354)
Other non-operating income (expense), net	19	(16)	3	28	(22)	6	25	(16)	9	5	(40)	(35)
Earnings from continuing operations before income taxes	798	-	798	1,716	-	1,716	2,665	-	2,665	3,631	-	3,631
Income tax expense	(242)	-	(242)	(412)	-	(412)	(696)	-	(696)	(964)	-	(964)
Net earnings from continuing operations	556	-	556	1,304	-	1,304	1,969	-	1,969	2,667	-	2,667
Net loss (earnings) from discontinued operations	(26)	-	(26)	(32)	-	(32)	3	-	3	(12)	-	(12)
Net earnings	$530	$-	$530	$1,272	$-	$1,272	$1,972	$-	$1,972	$2,655	$-	$2,655

[1]	Gains and losses on investments used to fund the Corporation’s deferred compensation plan liabilities have been reclassified from "other non-operating income (expense), net" to "unallocated expenses, net" within "cost of sales" for all periods presented in order to align the classification of changes in the market value of investments held for the plan with changes in the value of the corresponding plan liabilities. Net gains on these investments were $4 million and $67 million for the quarter and year ended Dec. 31, 2012, respectively, and $24 million and $40 million for the quarter and year ended Dec. 31, 2011, respectively.

28

Lockheed Martin Corporation

Backlog - Reorganization of Electronic Systems

(unaudited; in millions)

	March 27,	June 26,	Sept. 25,	Dec. 31,	March 25,	June 24,	Sept. 30,	Dec. 31,
	2011	2011	2011	2011	2012	2012	2012	2012

Backlog:
Aeronautics	$31,300	$29,900	$27,800	$30,500	$28,200	$26,900	$26,600	$30,100
Information Systems & Global Solutions	9,100	8,600	8,300	9,300	8,700	8,300	8,200	8,700
Missiles and Fire Control	12,100	11,800	11,500	14,400	13,400	13,500	14,500	14,700
Mission Systems and Training	10,500	10,400	10,200	10,500	10,900	11,000	10,800	10,700
Space Systems	17,000	16,500	15,200	16,000	15,400	15,800	15,500	18,100
Total backlog	$80,000	$77,200	$73,000	$80,700	$76,600	$75,500	$75,600	$82,300

29